Exhibit 23.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Meridian Gold Inc.
We consent to the use in the Registration Statement on Form S-8 of Meridian Gold Inc. (the “Company”) of:
•	our auditors’ report dated February 22, 2007 on the consolidated balance sheets of the Company as at December 31, 2006 and 2005, and the related consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006;

•	our Comments by Auditors for US Readers on Canada-US Reporting Differences, dated February 22, 2007; and

•	our Report of Independent Registered Public Accounting Firm dated February 22, 2007 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, each of which is incorporated by reference herein.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
July 10, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.